Exhibit 99.1
Post Holdings Declares Dividend on Series C Convertible Preferred Stock

St. Louis, Missouri - April 19, 2018 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors declared a quarterly dividend of $0.625 per share on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of February 15, 2018 to May 14, 2018. The dividend will be paid on May 15, 2018 to preferred shareholders as of May 1, 2018.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, refrigerated, active nutrition and private brand food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category offering a broad portfolio including recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal. Post also is a leader in the United Kingdom ready-to-eat cereal category with the iconic Weetabix® brand. Through Michael Foods, Post supplies innovative, value-added egg and refrigerated potato products to the foodservice and food ingredient channels. Through its refrigerated retail business, Post is a leader in the refrigerated side dish category and offers potato, egg, sausage and cheese products through the Bob Evans®, All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms® brands. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands business manufactures private brand nut butter, healthy snacks and pasta. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626